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                                                                Exhibit 99.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

Nature of Operations

         Solutia Europe S.A./N.V. ("SESA") is a wholly-owned subsidiary of Solutia Inc. ("Solutia"). SESA and its subsidiaries make and sell a variety of high-performance chemical-based materials including performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; and resale of high performance polymers and fibers for Solutia's Integrated Nylon segment.

Solutia's Bankruptcy Proceedings

         On December 17, 2003, Solutia Inc. and its 14 U.S. subsidiaries (the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the "Chapter 11 Cases"). The cases were consolidated for the purpose of joint administration and were assigned case number 03-17949 (PCB). Solutia's subsidiaries outside the United States were not included in the Chapter 11 filing.

         The filing was made to restructure Solutia's balance sheet by reducing indebtedness to appropriate levels, to streamline operations and to reduce costs, in order to allow Solutia to emerge from Chapter 11 as a viable going concern, and to obtain relief from the negative financial impact of liabilities for litigation, environmental remediation and certain post-retirement benefits (the "Legacy Liabilities") and liabilities under operating contracts, all of which were assumed at the time of the Solutia Spinoff. These factors, combined with the weakened state of the chemical manufacturing sector, general economic conditions and continuing high, volatile energy and crude oil costs have been an obstacle to Solutia's financial stability and success.

         Under Chapter 11, Solutia is operating its businesses as a debtor-in-possession ("DIP") under court protection from creditors and claimants. Since the Chapter 11 filing, all orders sufficient to enable Solutia to conduct normal business activities, including the approval of Solutia's DIP financing, have been entered by the bankruptcy court. While Solutia is subject to Chapter 11, all transactions not in the ordinary course of business require the prior approval of the bankruptcy court.

         On January 16, 2004, pursuant to authorization from the bankruptcy court, Solutia entered into a $525 million DIP credit facility. This DIP facility consists of (i) a $50 million multiple draw term loan; (ii) a $300 million single draw term loan, which was drawn in full on the effective date of the facility; and (iii) a $175 million borrowing-based revolving credit facility, which includes a $150 million letter of credit subfacility. The DIP credit facility was subsequently amended on March 1, 2004, July 20, 2004 and June 1, 2005. A fourth amendment was entered into on March 17, 2006, with bankruptcy court approval. The fourth amendment, among other things,
(i) increased the DIP facility from $525 million to $825 million; (ii) extended the term of the DIP facility from June 19, 2006 to March 31, 2007;
(iii) decreased the interest rate on the term loan component of the DIP facility from LIBOR plus 425 basis points to LIBOR plus 350 basis points;
(iv) increased certain thresholds allowing the Debtors to retain more of the proceeds from certain dispositions and other extraordinary receipts; (v) approved the disposition of certain assets of the Debtors; (vi) allowed refinancing of, and certain amendments to, Solutia Europe S.A./N.V.'s outstanding euronotes; and (vii) amended certain financial and other covenants. The fourth amendment also contains a number of other changes and other modifications required to make the remaining terms of the DIP facility consistent with the amendments set forth above.

         As a consequence of the Chapter 11 filing, pending litigation against Solutia is generally stayed, and no party may take any action to collect its pre-petition claims except pursuant to an order of the bankruptcy court. November 30, 2004 was the last date by which holders of pre-filing date claims against


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the Debtors could file such claims. Any holder of a claim that was required to file such claim by November 30, 2004, and did not do so may be barred from asserting such claim against the Debtors and, accordingly, may not be able to participate in any distribution on account of such claim. Differences between claim amounts identified by the Debtors and claims filed by claimants will be investigated and resolved in connection with the Debtors' claims resolution process, and only holders of claims that are ultimately allowed for purposes of the Chapter 11 case will be entitled to distributions. Solutia has not yet completed its analysis of all the proofs of claim. Since the settlement terms of allowed claims are subject to a confirmed plan of reorganization, the ultimate distribution with respect to allowed claims is not presently ascertainable.

         On February 14, 2006, the Debtors filed with the Bankruptcy Court their Joint Plan of Reorganization (the "Plan") and Disclosure Statement (the "Disclosure Statement"). The Plan and Disclosure Statement along with the Relationship Agreement (as defined below) and Retiree Settlement Agreement, entered into among Solutia, the official committee of unsecured creditors and official committee of retirees appointed in the Chapter 11 Cases, Monsanto, certain retirees and the other parties thereto (the "Retiree Settlement"), set forth the terms of a global settlement (the "Global Settlement") between Solutia, the Official Committee of Unsecured Creditors in the Debtors' Chapter 11 Cases (the "Unsecured Creditors' Committee"), Monsanto Company ("Monsanto") and Pharmacia. The Global Settlement provides for, among other things, the reallocation of certain Legacy Liabilities among Solutia, Monsanto and Pharmacia and the treatment various constituencies in the Chapter 11 Cases will receive under the Plan. The Disclosure Statement contains a description of the events that led up to the Debtors' bankruptcy filings, the actions the Debtors' have taken to improve their financial situation while in bankruptcy and a current description of the Debtors' businesses. The reallocation of liabilities between Solutia and Monsanto is set forth in a Relationship Agreement (the "Relationship Agreement") to be entered into between Solutia and Monsanto upon confirmation of the Plan. The Relationship Agreement was filed with the Bankruptcy Court on February 14, 2006 as an exhibit to the Plan.

         The Plan, which incorporates the Relationship Agreement and Retiree Settlement, is subject to approval by the Bankruptcy Court and the approval of other constituencies in accordance with the Bankruptcy Code as well as various other conditions and contingencies, some of which are not within the control of Solutia, and therefore are subject to change and are not binding upon any party. The Disclosure Statement remains subject to change pending a hearing in the Bankruptcy Court to consider the legal adequacy of the Disclosure Statement. Once the Disclosure Statement is approved by the Bankruptcy Court, it will be distributed to all constituencies entitled to vote on the Plan. Solutia cannot provide any assurance that any plan of reorganization ultimately confirmed by the Bankruptcy Court, or any disclosure statement ultimately approved by the Bankruptcy Court, will be consistent with the terms of the Plan and Disclosure Statement. A hearing to approve the Disclosure Statement is expected to be held before the Honorable Prudence Carter Beatty, United States Bankruptcy Judge, in Room 701 of the Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York, 10004-1408, on June 7, 2006 at 11:00 a.m. (prevailing Eastern
Time), or as soon thereafter as the Debtors may be heard.

         If confirmed, the Plan will provide Solutia with significant relief from the Legacy Liabilities it was required to assume in the Solutia Spinoff. These Legacy Liabilities included: (1) retiree medical, retiree life insurance and retiree disability benefits ("Retiree Welfare Benefits") for those individuals who retired or became disabled prior to the Solutia Spinoff ("Pre-Spin Retirees"); (2) environmental remediation costs related to activities of the chemicals business of Pharmacia that occurred prior to the Solutia Spinoff; and (3) toxic tort litigation costs relating to chemical exposure associated with the activities of Pharmacia that occurred prior to the Solutia Spinoff.

         Under the Plan, Solutia would emerge from bankruptcy as an independent publicly held company ("reorganized Solutia"). The Plan provides for $250 million of new investment in a reorganized Solutia. This new investment will be in the form of a rights offering to certain unsecured creditors, who will be given the opportunity to purchase 22.7 percent of the common stock in the reorganized company. Monsanto will backstop the rights offering, meaning it will commit to purchase up to the entire $250


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million of stock, making up for any amount of the rights offering left unsubscribed by the unsecured creditors.

         Of this $250 million new investment, $175 million will be set aside in a Voluntary Employees' Beneficiary Association ("VEBA") Retiree Trust to fund the Retiree Welfare Benefits for those Pre-Spin Retirees who receive these benefits from Solutia, and $50 million will be used to fund Solutia's environmental remediation commitments in Anniston, Alabama and Sauget, Illinois, as described below. The remaining $25 million will be available for Solutia to pay any of the Legacy Liabilities that it is retaining.

         Under the Plan and Relationship Agreement, as between Monsanto and Solutia, Monsanto will be responsible for all current and future tort litigation costs arising from Pharmacia's chemical business prior to the Solutia Spinoff, including litigation arising from exposure to PCBs and other chemicals. In addition, Monsanto will accept financial responsibility for environmental remediation obligations at all sites for which Solutia was required to assume responsibility as part of the Solutia Spinoff but which were never owned or operated by Solutia. This includes more than 50 sites with active remediation projects and approximately 200 additional known sites and off-site disposal facilities, as well as sites that have not yet been identified. Finally, Monsanto will share financial responsibility with Solutia for off-site remediation costs in Anniston, Alabama and Sauget, Illinois. Under this cost-sharing mechanism, the first $50 million will be paid from the proceeds of the rights offering (as described above), Monsanto would pay the next $50 million (less amounts it has paid for remediation at these sites during the Chapter 11 Cases, which totaled over $30 million as of January 31, 2006), Solutia would be responsible for the next $325 million in costs, and any further costs would be shared equally between Solutia and Monsanto. Under certain circumstances, Solutia would be able to defer paying a portion of its shared responsibility with respect to the Anniston and Sauget sites in excess of $30 million in any calendar year, up to $25 million in the aggregate. Any deferred amounts would be paid by Monsanto, but subject to repayment by Solutia at a later date. The Plan and Relationship Agreement provide that Solutia will continue to pay its annual installment and education fund obligations relating to the August 2003 Anniston polychlorinated biphenyls ("PCBs") settlement and education fund obligations relating to the Anniston Partial Consent Decree.

         The Plan incorporates the terms of the Retiree Settlement Agreement, which was negotiated with the Official Retirees Committee, which represents more than 23,000 former employees of Pharmacia and Solutia and their dependents. Although the Retiree Settlement Agreement includes benefit modifications, the Plan, through the $175 million from the rights offering that will be set aside into the VEBA Trust, provides significant current funding which will greatly improve Solutia's ability to meet these benefit obligations going forward. Under the Retiree Settlement Agreement, retirees will retain their company-provided medical benefits, although the cost to retirees for such benefits will increase. Most retirees will retain their company-provided life insurance benefits, although some will experience a modification in the benefit provided. The settlement also maintains Solutia's rights according to a separate 2001 settlement and a post-settlement retiree medical plan, under which Solutia intends to make certain changes effective January 1, 2007, including the elimination of company-provided medical benefits for certain groups of retirees that also are eligible for Medicare coverage.

         In consideration of the benefit modifications being accepted by retirees pursuant to the Retiree Settlement Agreement, the Plan contemplates that the retirees will receive an unsecured claim for $35 million in Solutia's bankruptcy case. The common stock in the reorganized Solutia received on account of this claim would be deposited in the VEBA Trust and used to pay Retiree Welfare Benefits. This would be in addition to the $175 million contributed to the VEBA Trust from the proceeds of the rights offering. The VEBA Trust would be a bankruptcy-remote entity and would be managed by an independent trustee.

         The Plan does not provide for distributions to the holders of Solutia's existing equity. Solutia's existing shares of common stock, as well as options and warrants to purchase its common stock, would be cancelled and holders of Solutia's common stock, including options and warrants to purchase Solutia's common stock, would receive no consideration for that stock or those options and warrants. Although the Plan does not provide for any distributions to holders of Solutia's existing equity, the Official Committee of Equity Security Holders in Solutia's bankruptcy case has filed a complaint against Pharmacia and


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Monsanto, and an objection to the proofs of claim filed by Monsanto and
Pharmacia in Solutia's bankruptcy, arguing that holders of Solutia's existing equity are entitled to some form of distribution.

         In order to exit Chapter 11 successfully, Solutia must propose and obtain confirmation by the bankruptcy court of a plan of reorganization that satisfies the requirements of the U.S. Bankruptcy Code. As provided by the U.S. Bankruptcy Code, Solutia had the exclusive right to propose a plan of reorganization for 120 days following the Chapter 11 filing date. The bankruptcy court has subsequently approved several extensions of the exclusivity period, the most recent of which was set to expire on April 10, 2006. However, the bankruptcy court entered an order on April 5, 2006 extending the exclusivity period until the later of April 25, 2006 and the date on which the bankruptcy court rules on Solutia's current motion for an extension of the exclusivity period, which was filed on March 31, 2006 and which seeks to extend the exclusivity period through October 10, 2006. Although Solutia expects to receive further extensions of the exclusivity period, no assurance can be given that any such future extension requests will be granted by the bankruptcy court. Moreover, although Solutia has filed the Plan which provides for Solutia's emergence from bankruptcy as a going concern, there can be no assurance that the Plan, or any other plan of reorganization, will be confirmed by the bankruptcy court or that any such plan will be implemented successfully.

Basis of Presentation

         The accompanying unaudited consolidated financial statements include consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows for SESA and its subsidiaries, each as of and for the three and twelve months ended December 31, 2005 and 2004, respectively. The information contained in the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations is unaudited and is presented in a format prescribed by Section 9(m) of the amended and restated terms and conditions of SESA's (euro) 200 million, 6.25% Euro Notes ("Euronotes"). All significant intercompany transactions and balances between SESA's subsidiaries have been eliminated in consolidation. However, intercompany transactions and balances between SESA's subsidiaries and Solutia's other subsidiaries outside of the consolidated SESA entity have not been eliminated in consolidation. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and notes to consolidated financial statements included in the Solutia 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2006.

         The unaudited consolidated financial statements included in Exhibit
99.1 to this Form 8-K have been prepared in accordance with accounting principles generally accepted in the United States of America and are presented in U.S. dollars. In addition, the unaudited consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the interim periods reported. Such adjustments are of a normal, recurring nature.

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RESULTS OF OPERATIONS-- FOURTH QUARTER 2005 COMPARED WITH FOURTH QUARTER 2004

Net Sales and Earnings Before Interest Expense and Income Taxes ("EBIT")

  ----------------------------------------------------------------------------
                                                          THREE MONTHS ENDED
                                                             DECEMBER 31,
                                                             ------------
  (dollars in millions)                                    2005        2004
                                                           ----        ----

  Net Sales...........................................     $124        $125
                                                           ====        ====

  EBIT................................................     $ 13        $(32)
                                                           ====        ====
      Charges included in EBIT........................     $ --        $(40)
                                                           ====        ====

  ----------------------------------------------------------------------------

         The $1 million, or 1 percent, decrease in net sales as compared to the three months ended December 31, 2004 resulted primarily from unfavorable currency fluctuations of approximately 6 percent, partially offset by higher sales volumes of approximately 3 percent and higher average selling prices of approximately 2 percent. The unfavorable currency impact on net sales was primarily a result of the weakening euro in relation to the U.S. dollar in comparison to the three months ended December 31, 2004. Higher sales volumes were experienced primarily in SAFLEX(R) and VANCEVA(R) plastic interlayer products and the resale of Therminol(R) heat transfer fluids, partially offset by lower volumes in the resale of products for Solutia's Integrated Nylon segment. Higher average selling prices were experienced primarily in SAFLEX(R) and VANCEVA(R) plastic interlayer products and for the resale of Therminol(R) heat transfer fluids.

         The $45 million increase in EBIT in comparison to the three months ended December 31, 2004 resulted primarily from lower charges and more favorable currency revaluation for intercompany receivables with Solutia Inc. EBIT in the fourth quarter 2004 included impairment charges of $40 million within the pharmaceutical services business including approximately $12 million for the write down of fixed assets and approximately $28 million for the write down of intangible assets.

RESULTS OF OPERATIONS-- YEAR ENDED DECEMBER 31, 2005 COMPARED WITH YEAR ENDED DECEMBER 31, 2004

Net Sales and EBIT

  ---------------------------------------------------------------------------
                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                             ------------
  (dollars in millions)                                   2005         2004
                                                          ----         ----

  Net Sales...........................................    $511         $465
                                                          ====         ====

  EBIT................................................    $ 60         $ (7)
                                                          ====         ====
      Charges included in EBIT........................    $ (1)        $(54)
                                                          ====         ====

  ---------------------------------------------------------------------------

         The $46 million, or 10 percent, increase in net sales as compared to the year ended December 31, 2004 resulted primarily from higher sales volumes of approximately 6 percent, higher average selling prices of approximately 3 percent and favorable currency exchange rate fluctuations of approximately 1 percent. Higher sales volumes were experienced primarily in SAFLEX(R) and VANCEVA(R) plastic interlayer products, pharmaceutical services and Therminol(R) heat transfer fluids, partially offset by lower volumes in Integrated Nylon products. Higher average selling prices were experienced primarily in SAFLEX(R) and VANCEVA(R) plastic interlayer products and


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in Integrated Nylon products. The favorable currency impact was primarily a result of the strengthening euro in relation to the U.S. dollar in comparison to the year ended December 31, 2004

         The $67 million increase in EBIT in comparison to the year ended December 31, 2004 resulted primarily from lower charges, higher net sales and favorable manufacturing variances from cost containment and increased capacity utilization, partially offset by higher raw materials and energy costs and higher legal expenses. EBIT in 2005 included a charge of $1 million resulting from severance and retraining costs. In 2004, EBIT included $54 million of net charges consisting of (i) impairment charges within the pharmaceutical services business comprised of approximately $12 million for the write down of fixed assets and approximately $28 million for the write down of intangible assets; (ii) a $15 million charge due to the modification of SESA's Euronotes in January 2004; and (iii) a $1 million gain from the favorable settlement of reserves established in 2003 related to the closure of non-strategic facilities in the pharmaceutical services business.

Interest Expense

  ---------------------------------------------------------------------------
                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                          ------------
  (dollars in millions)                                 2005         2004
                                                        ----         ----

  Interest Expense..................................    $ 23         $ 27
                                                        ====         ====

  -------------------------------------------------------------- ------------

         Interest expense decreased by $4 million, or 15 percent, principally from the elimination of interest expense on SESA's approximate $150 million, 5% convertible note with Solutia that was converted from debt to equity in May 2004.

FINANCIAL CONDITION AND LIQUIDITY

Financial Analysis

         Total debt of $247 million as of December 31, 2005 decreased by $39 million as compared to $286 million as of December 31, 2004. This decrease was principally a result of the weakened Euro as of December 31, 2005 as compared to December 31, 2004, as well as the continued amortization of the $15 million premium recorded in conjunction with the modification of SESA's Euronotes. This premium resulting from the modification in January 2004 is being amortized over the remaining term of the Euronotes, which mature in 2008.

         SESA's working capital increased by $20 million to $98 million at December 31, 2005, compared to $78 million at December 31, 2004. This increase in the working capital position resulted primarily from increased cash on-hand at December 31, 2005.

         SESA had shareholders' equity of $171 million at December 31, 2005 compared to $168 million at December 31, 2004. This $3 million increase in shareholders' equity resulted principally from the $26 million cumulative net income recorded from December 31, 2004 to December 31, 2005, partially offset by a $23 million decrease due to unfavorable currency exchange rate fluctuations resulting from the weakening euro in relation to the US dollar.

         At December 31, 2005 and 2004, SESA's liquidity was in the form of cash in the amount of $41 million and $12 million, respectively.


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Contingencies

         Competition authorities in Belgium and several other European countries are investigating past commercial practices of certain companies engaged in the production and sale of butyl benzyl phthalates ("BBP"). One of the BBP producers under investigation by the Belgian Competition Authority ("BCA") is Ferro Belgium sprl, a European subsidiary of Ferro Corporation ("Ferro"). Ferro's BBP business in Europe was purchased from Solutia in 2000. Solutia received an indemnification notice from Ferro and has exercised its right, pursuant to the purchase agreement relating to Ferro's acquisition of the BBP business from Solutia, to assume and control the defense of Ferro in proceedings relating to these investigations. On July 7, 2005, the BCA Examiner issued a Statement of Objections regarding its BBP investigation in which Solutia Europe S.A/N.V. ("Solutia Europe"), a European non-Debtor subsidiary of Solutia, along with Ferro Belgium sprl and two other producers of BBP, is identified as a party under investigation with respect to its ownership of the BBP business from 1997 until the business was sold to Ferro in 2000. Solutia Europe's written comments to the Statement of Objections were submitted on August 31, 2005 and presented at an oral hearing before the BCA on September 6, 2005. The Examiner submitted its Reasoned Report to the BCA on December 22, 2005. Solutia is not named as a party under investigation in the Reasoned Report. Solutia Europe will have an opportunity to submit comments to the BCA on the Reasoned Report in writing and at a subsequent oral hearing on a date that has not yet been determined by the BCA. Solutia and Solutia Europe are fully cooperating with the BCA in this investigation.


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